EXHIBIT 10.1

MOBILE ESPN LLC
SERVICES AGREEMENT

As of June 1, 2006

Between OCEAN WEST HOLDING CORPORATION, d/b/a AskMeNow ("AskMeNow"), and MOBILE ESPN LLC, a Delaware limited liability company ("ESPN").

In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. (a) AskMeNow shall provide certain information and research services for a trivia question application (the "Application") to be distributed via the Mobile ESPN mobile phone service (the "Mobile ESPN Service"). AskMeNow's services shall include, without limitation, researching and delivering to ESPN substantive responses ("Responses") to questions, inquiries or requests for research assistance ("Questions") submitted by end-users of the Mobile ESPN Service. ESPN may promote the Applications in any and all media, and shall retain control, in its sole discretion, over the nature and manner of the design, appearance, marketing and all other elements of the Application and of the Application's availability as part of the Mobile ESPN Service.

(b) The Mobile ESPN Service shall include a link to the Application, which link shall allow End-Users to facilitate submitting a Question by either sending an SMS message to AskMeNow or calling the dedicated AskMeNow/ESPN voice telephone number. If a question cannot be answered, AskMeNow will provide a note to the end-user and a code to ESPN that specifies that the question cannot be answered. AskMeNow shall maintain a dedicated telephone line solely for the use of end-users of the Mobile ESPN Service at AskMeNow's sole cost and expense (provided that ESPN shall provide the services of on-air ESPN talent to record a greeting on the dedicated line, at ESPN's expense, and ESPN shall pay the costs of the interactive voice response system). AskMeNow shall provide a Response to at least 99.5% of the Questions each week within five (5) minutes after they are submitted by End-Users. Responses will include a citation to the source of information, where appropriate and will be answered in a format specified by ESPN, as specified in Exhibit A. Responses that do not meet the material elements of ESPN specifications will not be considered successful for payment purposes (provided, however, that Questions which, by their nature, cannot be answered shall not be considered unsuccessful Responses so long as AskMeNow notifies the end-user of such within five (5) minutes).

(c) For all purposes hereunder, unless specifically directed otherwise by ESPN, AskMeNow shall coordinate its activities with the production and programming liaisons specified by ESPN. Unless specifically authorized by ESPN in each instance, AskMeNow shall not have the authority to direct the actions of any ESPN employee or to bind ESPN to any agreement with any third party.

2. The term of this Agreement shall be for a period of one (1) year commencing June 1, 2006. This Agreement will renew thereafter automatically on the same terms and conditions for additional successive periods of one (1) year unless either party gives the other written notice of its

intention not to renew at least thirty (30) days before the end of the then applicable term.

3. In full consideration for all rights and services rendered hereunder, ESPN shall pay AskMeNow the following fees for each successful Response that AskMeNow provides to End-Users in accordance with the terms of this Agreement:

Number of Responses Per Calendar Month:	Per-Response Compensation:
0 to 200,000	$0.25
200,001 to 500,000	$0.20

If AskMeNow provides more than 500,000 Responses in any given calendar month, the parties agree to negotiate in good faith an appropriate per-Response compensation for those Responses in excess of 500,000 during that calendar month. If AskMeNow cannot provide a substantive Response to a Question, or the Response does not meet ESPN specifications, the end-user will not be billed for the question, and AskMeNow shall not be entitled to compensation for that Response.

Within 30 days after the end of each calendar month, ESPN shall provide AskMeNow a monthly report listing the number of Questions submitted by End-Users, and the royalties due for that month. ESPN shall remit payment to AskMeNow within sixty (60) days after the end of the relevant calendar month provided it received such monthly report from AskMeNow in a timely manner.

4. (a) AskMeNow expressly acknowledges that all Responses, advice, concepts, ideas, plans, designs, and/or similar intangible or intellectual property ("Creations") which AskMeNow develops or provides to ESPN in connection with the Application shall be owned by ESPN, and that ESPN shall have the unrestricted right to utilize, distribute, create derivative works of and otherwise exploit those Creations in perpetuity at ESPN's sole discretion. If a Creation constitutes or includes copyrightable material, AskMeNow hereby assigns such copyright without retention of any rights or interest, including any applicable moral rights, to ESPN (but if such material would qualify as a "work made for hire" under the United States copyright law, then it shall be deemed a work made for hire made for ESPN and to that extent no assignment shall be deemed to have been effected).

(b) Each party agrees that it shall treat as confidential all information about the other party that is confidential or proprietary in nature, including but not limited to information as to the other party's business, plans, practices, techniques, finances and customers that such party acquires pursuant to the relationship created hereby. During the term of this Agreement and for one year thereafter, neither party shall no in any way make use of any such information to the disadvantage of the other party or divulge any such information to anyone other than the other party or persons designated by the other party unless or until such information has been publicly released by the other party, or becomes generally known to the public (including the trade) from other sources, or is in the public domain.

other sources, or is in the public domain.

(c) AskMeNow shall ensure that the Responses and any other materials provided by AskMeNow under this Agreement are compatible with the technical requirements provided by ESPN provided in Exhibit B (including, without limitation, compatibility with particular wireless devices specified by ESPN), which technical requirements may be updated by ESPN from time to time provided that any such updates shall be confirmed with AskMeNow in advance for compatibility. The Responses and other materials provided by AskMeNow will be free from viruses, worms or other types of malicious code, and from any code or feature that materially prevents, damages, interrupts or impairs the functionality of the Mobile ESPN Service, an End-User's use of the Mobile ESPN Service, or an End-User's wireless device. AskMeNow will notify ESPN if AskMeNow becomes aware of any such viruses, malicious code or feature or any interference with the Applications, and the parties will cooperate to remedy the problem or interference and mitigate any damages that may arise in connection therewith.

(d) AskMeNow will provide ESPN with a list of Questions and Responses each week. Other than as necessary to deliver Responses to end-users, AskMeNow will not capture, retain or use any End-User Information (i.e., any personally identifiable information of an End-User, including, without limitation, an End-User's name, address, phone number or e-mail address). AskMeNow may not disclose any End-User Information to any third party or allow any third party to access End-User Information without the prior written approval of ESPN. To the extent AskMeNow is permitted to provide and does provide End-User Information to any third party in accordance with this Agreement, such third party must be prohibited from using or disclosing any End-User Information. For the sake of clarity and not limitation, AskMeNow is specifically prohibited from soliciting any End-Users for any purpose or distributing (or causing the distribution of) unsolicited advertisements or promotional materials to End-Users for any purpose.

5. (a) AskMeNow shall render services as an independent contractor and payment for such services to it shall be made without any deductions (except taxes required by state law to be withheld from fees paid independent contractors). AskMeNow represents that it was formed for valid business reasons and not for the principal reason of avoiding taxes. AskMeNow shall be ultimately responsible for all income and employment taxes, contributions to social security and any other deductions which may be required by state or federal law with respect to its services hereunder.

(b) ESPN shall have the right to use those trademarks, service marks, logos or other indicia of origin associated with AskMeNow in connection with the distribution, promotion or marketing of the Application or the Mobile ESPN Service, provided AskMeNow has approved such uses in advance.

(c) AskMeNow acknowledges that by virtue of this Agreement it obtains no license or right to any copyright, trademark, trade name or similar intangible owned by ESPN or ESPN and it shall make no use whatsoever (including in publicity for itself) of any of them without ESPN' prior, written consent.

6. ESPN shall have the right to terminate this Agreement if AskMeNow: (a) is unable or fails to perform fully the services required; (b) has materially breached any agreement, covenant, representation or warranty included in this Agreement and such breach is not cured within ten (10) days of written notice thereof; or (c) engages in intentional or continual activities (whether by commission or omission) contrary to the proper and reasonable instructions of ESPN.. ESPN may also terminate this Agreement upon thirty (30) days written notice to AskMeNow if it ceases offering the Application as part of the Mobile ESPN Service. If ESPN so terminates this Agreement, it shall be under no further obligation to AskMeNow, including obligations for payment of compensation incurred after the date of termination. The foregoing is subject and without prejudice to any claims, rights and remedies which ESPN may have against AskMeNow.

7. (a) AskMeNow warrants and represents to ESPN that: (i) the Responses, Creations and ESPN's exercise of its rights in accordance with the terms of this Agreement, do not and will not violate any applicable law or regulation or violate or infringe the rights of any third party (including, without limitation, any rights under the laws or doctrines of copyright, patent, intellectual property, unfair competition, trade secrets, defamation or rights to privacy); (ii) AskMeNow is free to enter into and perform this Agreement; (iii) AskMeNow will not engage in or encourage any activity intended to inflate or artificially increase the number of Questions or Responses or the fees payable to AskMeNow in connection with the Applications; and (iv) AskMeNow owns, has acquired or will acquire, and will be solely responsible for, all necessary licenses, clearances, permissions and fees whatsoever required in connection with the creation, distribution, marketing and exploitation of the Responses, Creations and AskMeNow Marks and/or as otherwise required in accordance with the terms of this Agreement .

(b) ESPN represents and warrants to AskMeNow that: (i) it is free to enter into this Agreement and fully perform its obligations hereunder; (ii) ESPN is free to enter into and perform this Agreement; (iii) ESPN will not engage in or encourage any activity intended to artificially deflate or decrease the number of Questions or Responses; and (iv) ESPN owns, has acquired or will acquire, and will be solely responsible for, all necessary licenses, clearances, permissions and fees whatsoever required in connection with the creation, distribution, marketing and exploitation of the Mobile ESPN Service.

8. (a) AskMeNow shall indemnify, defend and hold ESPN and ESPN's parent and affiliated companies and their respective officers, directors, employees and agents harmless from any and all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys' fees) it may incur, in connection with any of the services or Answers provided by AskMeNow pursuant to this Agreement, provided that if ESPN substantively modifies an Answer before providing it to End-Users, ESPN shall be responsible for any claims arising out of ESPN's modification to the Answer. AskMeNow shall be notified promptly in writing by ESPN of any notices of any such claim. AskMeNow at its option may assume control of the defense of any action on claims for which AskMeNow will provide an indemnity, and all negotiation of its settlement or compromise, and ESPN shall cooperate reasonably with AskMeNow in the defense, settlement or compromise of such claim, at AskMeNow's cost and expense.

AskMeNow shall not have any right, without ESPN's written consent, to settle any claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to, or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of ESPN.

(b) ESPN shall indemnify, defend and hold AskMeNow, AskMeNow's parent and affiliated companies and their respective officers, directors, employees and agents harmless from any and all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys' fees) it may incur, due to any negligent or wrongful acts or omissions, including but not limited to breach of this Agreement, of ESPN, its agents or employees, in the performance of its obligations hereunder.

9. AskMeNow warrants and represents that it has, or will secure, prior to delivery of the Applications and will maintain for at least three years following the expiration of the Term:

(a) Commercial General Liability insurance to include contractual liability, products/completed operations liability, cross-liability, and errors and omissions coverage covering the Applications and AskMeNow's obligations to ESPN with respect thereto. Such insurance shall have limits for damages and legal defense costs and fees of $5,000,000 per occurrence and $5,000,000 for all claims arising out of a single occurrence;

(b) Workers' Compensation insurance (including employer liability insurance) as required by applicable law, with minimum limits of $1,000,000; and

(c) Public liability insurance having a limit of at least $1,000,000 for bodily injury and property damage combined per occurrence for any one person and a limit of at least $3,000,000 for injuries in the aggregate for all claims of bodily injury and property damage combined.

All such insurance shall: (i) be issued by reputable insurers that have a BEST Guide rating of B+ VII or better; (ii) cover ESPN, its parent, affiliated and subsidiary entities and their respective officers, directors, agents, employees, and stockholders as additional insureds (other than the Worker's Compensation insurance); and (iii) include a waiver of subrogation in favor of ESPN. Upon ESPN's request, AskMeNow shall provide ESPN with evidence of such insurance satisfactory to ESPN. The liability insurance coverage shall be considered primary and non-contributing with respect to any similar insurance carried by the additional insureds. ESPN's failure to request, review or object to the terms of a certificate of insurance shall not be deemed a waiver of any of its rights or obligations.

10. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that ESPN may make such an assignment without AskMeNow's prior consent to any entity which controls, is controlled by, or is under common control with it. This provision shall not be deemed to limit the rights granted to ESPN

by this Agreement. Any purported assignment, other than as provided above, shall be null and void.

11. All notices given hereunder shall be given in writing by personal delivery or by mail, telegram, or facsimile at the respective addresses of AskMeNow and ESPN set forth above, unless either party at any time or from time to time designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party shall thereafter be given at its most recently so-designated address. Notice given by mail shall be deemed given on the date of mailing thereof with postage prepaid. Notice given by telegram shall be deemed given on delivery of such telegram to a telegraph office with charges therefore prepaid or to be billed to the sender thereof. Notice given by facsimile shall be deemed given based on delivery data provided by a transmission report.

12. This Agreement shall constitute the entire understanding between the parties with respect to its subject matter, shall supersede any prior agreements between AskMeNow and ESPN with respect to it and may not be amended except by a writing signed by the party against whom such an amendment is sought. This Agreement will be governed by the laws of the State of New York without regard to any conflict or choice of law principles. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York with respect to litigation arising out of this Agreement, waiving all defenses related to jurisdiction, forum and venue. The language of all parts of this Agreement shall in all cases be construed as a whole in accordance with its fair meaning and the intentions of the parties and not strictly for or against either party. Paragraphs 4 and 8 of this Agreement shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

OCEAN WEST HOLDING CORP. d/b/a ASKMENOW	MOBILE ESPN LLC
By ______________	By ______________
Chief Revenue + Content Officer	VP Product Dev.
6/5/06	6/5/06